SEVERANCE AGREEMENT

      THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into this __ day of March 1999, by and between JOHN R. CORELLI [CHRISTOPHER CORELLI] (the "Employee") and PETALS, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

      WHEREAS, the Employee has been employed as a senior executive officer of the Company pursuant to the terms and conditions of an employment agreement, dated June 22, 1993, as amended (the "Employment Agreement"); and

      WHEREAS, in connection with the terms and conditions of a settlement agreement, dated March __, 1999 (the "Settlement Agreement") by and among Interiors, Inc., a Delaware corporation ("Interiors"), DMB Property Ventures Limited Partnership, a Delaware limited partnership, Mark N. Sklar, Drew M. Brown, the Bennett Dorrance Trust, the Bennett Dorrance Jr. Trust, the Ashley Dorrance Trust, and the Dorrance 1995 Issue Trust, John R. Corelli, Christopher Corelli and the Company and the related Interiors Purchase Agreement, Interiors has purchased on the date hereof, 100% of the shares of capital stock of the Company from the Majority Stockholders and the Minority Stockholders; and

      WHEREAS, as part of the transactions contemplated by the Settlement Agreement, the Employee has (a) executed and delivered to the Company a non-competition, non-disclosure and non-solicitation agreement, dated of even date herewith (the "Non-Competition Agreement"), and (b) tendered his resignation as an officer, employee and member of the board of directors of the Company; and

      WHEREAS, in partial consideration of such Non-Competition Agreement and resignation, the Company has agreed to enter into this Agreement with the Employee.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and in the Settlement Agreement, the parties hereto intending to be legally bound hereby and thereby, it is mutually agreed as follows:

1. RESIGNATION AND TERMINATION OF EMPLOYMENT AGREEMENT.

      (a) The Employee does hereby tender his resignation as an employee, officer and director of the Company, such resignation to take effect immediately.

      (b) The Employment Agreement is hereby terminated, effective immediately, and shall be of no further force or effect.

      (c) The Employee hereby releases and discharges the Company from any and all obligations to make any further payments to the Employee pursuant to the Employment Agreement, whether by way of salary, bonus or other compensation or remuneration of any kind.

2. SEVERANCE PAYMENT.

      (a) The Company does hereby covenant and agree to pay to the Employee the aggregate sum equal to one hundred (100%) percent of the balance of the Employee's current annual base salary for the period commencing from the date of this Agreement through and including December 31, 1999 [as to John R. Correlli, approximately One Hundred and Fifty ($150,000) Dollars] [as to Christopher Corelli, approximately One Hundred and Twelve Thousand Five


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

            Hundred ($112,500) Dollars (the "Severance Payment"). The Severance Payment shall be paid to the Employee in three (3) equal quarterly installments of [as to John R. Corelli, approximately Fifty Thousand ($50,000) Dollars] [as to Christopher Corelli approximately Thirty Seven Thousand Five Hundred ($37,500) Dollars] each, with the first such installment payable on the date of this Agreement, the second installment payable on June 15, 1999 and the third and final installment payable on September 15, 1999.

      (b) Each Severance Payment shall be made by the Company's forwarding (by federal express or regular mail, postage prepaid) of its check, payable to the order of the Employee to the following address:

                  John R. Corelli               Christopher Corelli

                  _______________________       ___________________________

                  _______________________       ___________________________

      (c) It is expressly understood and agreed that the Employee shall not be required to render any service or perform any duty or obligation for or on behalf of the Company in order to receive the full amount of the aforesaid Severance Payment, save and except only the Employee's obligation to comply with his covenants contained in the Non-Competition Agreement. Accordingly, the Company shall unconditionally continue to pay each of the four (4) installments comprising the Severance Payment to the Employee or his estate, notwithstanding the death or disability of the Employee.

      (d) In the event that the Company or Interiors shall allege that the Employee shall have breached or otherwise violated any of his covenants and agreements contained in the Non-Competition Agreement (a "Non-Competition Breach"), the Company shall nonetheless continue to make each Severance Payment, as and when due hereunder; provided, that until the issue of whether or not the Employee shall have committed a Non-Competition Breach shall have either been (i) settled among the parties pursuant to a written settlement agreement, or (ii) finally determined by the arbitrator selected pursuant to section 4(e) or if such arbitration award shall be appealed, a final determination by a court of competent jurisdiction from which no appeal has or can be taken (in either event, a "Final Resolution"), the Severance Payments installments shall be delivered in escrow to the law firm of Folkenflik & McGerity, Esqs., who shall retain such amounts in a special interest bearing attorneys' escrow account pending a Final Resolution and receipt of written instructions from the parties or such court as to the disposition of such funds, provided further that unless a demand for arbitration is filed with JAMS Endispute or the American Arbitration Association within seven (7) business days of the first delivery of any Severance Payment in escrow, all such severance payments shall immediately be released to the Employees. Any such arbitration that is commenced shall proceed on an expedited basis.

3. GUARANTY. By its execution of this Agreement, Interiors does hereby unconditionally and irrevocably guaranty all of the Severance Payment obligations of the Company, when due, hereunder.

4. MISCELLANEOUS.

      (a) This Agreement and all covenants, agreements, representations and warranties made herein and therein shall survive the date hereof. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of any one party hereto shall inure to the benefit of and be binding upon the successors and assigns of such party.


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

      (b) This Agreement and the Exhibits shall (irrespective of where same are executed and delivered) be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

      (c) No amendment or modification of this Agreement or any Exhibit hereto shall be deemed to be effective unless contained in a writing executed by all relevant parties hereto or thereto.

      (d) All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include telegraphic or telecopied communication) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or telegraphed or telecopied by facsimile transmission to the applicable party at its address or telecopier number indicated in Exhibit A annexed hereto and made a part hereof. Such addresses may be changed at any time by written notice given by a party hereto in the manner provided in this
            Section 4(d). All such notices, requests, demands and other communications shall be deemed given when personally delivered or when deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested) or delivered to the telegraph company or overnight courier service, addressed as aforesaid, or when submitted by facsimile transmission to a telecopier number designated by such addressee. No other method of written notice is precluded.

      (e) All disputes relating to or arising out of this Agreement or the interpretation or application of this Agreement shall be resolved by final and binding arbitration before an arbitrator selected by the Company from among the list of arbitrators set forth on Exhibit A. Any arbitration before the selected arbitrator shall be administrated by JAMS Endispute or the American Arbitration Association in New York. If such arbitration shall be commenced by The Company it shall, with its demand for arbitration, select the arbitrator and two alternatives in its demand. If such arbitration shall be commenced by either Employee, then the Company shall select an arbitrator and two alternatives within 5 days of being served with a copy of the demand for arbitration. Each of the parties hereto do hereby consent to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of enforcing the award of the arbitrator, or any suit, action or other proceeding arising out of or with respect to this Agreement, or any of the transactions contemplated hereby or thereby. The parties hereto hereby expressly waive any and all objections which any of them may have as to venue in any of such courts, and also waives trial by jury in any such suit, action or proceeding.

      (f) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

      (g) The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

      (h) This Agreement, the Exhibits hereto and the Interiors Purchase Agreement constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to such subject matter.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers on the date set forth below, but all as of the day and year first above written.


                                        PETALS, INC.

                                        By:
                                            ------------------------------------
                                                    Max Munn, President


                                        INTERIORS, INC.

                                        By:
                                            ------------------------------------
                                                    Max Munn, President


                                        ----------------------------------------
                                                   ___________ CORELLI


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